Market Risk

Market risks relating to our operations include changes in interest rates and changes in foreign exchange rates. We enter into interest rate swaps to minimize the risk and costs associated with financing activities, as well as to attain an appropriate mix of fixed and floating rate debt. The swap agreements are contracts to exchange fixed or variable rates for variable or fixed interest rate payments periodically over the life of the instruments. The following tables provide information about our derivative financial instruments and other financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents principal cash flows and related weighted-average interest rates by expected maturity dates. For interest rate swaps, the table presents notional amounts and interest rates by contractual maturity dates. The applicable floating rate index is included for variable rate instruments. All amounts are stated in United States dollar equivalents.

Interest Rate Sensitivity as of January 31, 2002 Principal (Notional) Amount by Expected Maturity Average Interest (Swap) Rate
(Amounts in millions)	2003	2004	2005	2006	2007	Thereafter	Total	Fair value 1/31/02
Liabilities
U.S. dollar denominated long-term debt including current portion
Fixed rate debt	$ 2,164	$ 3,445	$ 1,874	$ 704	$ 2,235	$ 5,850	$ 16,272	$ 17,201
Average interest rate – USD rate	6.3%	6.0%	6.7%	6.7%	6.7%	7.2%	6.8%
Great Britain pound denominated long-term debt including current portion
Fixed rate debt	93	129	–	–	–	1,450	1,672	1,718
Average interest rate	9.6%	3.8%				7.3%	6.9%

Interest Rate Sensitivity as of January 31, 2002
Principal (Notional) Amount by Expected Maturity
Average Interest (Swap) Rate

(Amounts in millions)	2003	2004	2005	2006	2007	Thereafter	Total	Fair value 1/31/02
Interest Rate Derivative Financial
Instruments Related to Debt
Interest rate swap – Pay variable/receive fixed	$ 500	–	–	–	–	–	$ 500	$ 28
Average rate paid – Rate A minus 0.15%
Fixed rate received – USD rate	6.9%	–	–	–	–	–	6.9%
Interest rate swap – Pay variable/receive fixed	–	–	$ 500	–	–	–	500	17
Average rate paid – Rate B plus 2.35%
Fixed rate received – USD rate	–	–	7.5%	–	–	–	7.5%
Interest rate swap – Pay variable/receive fixed	–	–	–	$ 597	–	–	597	29
Average rate paid – Rate B plus 0.32%
Fixed rate received – USD rate	–	–	–	5.9%	–	–	5.9%
Interest rate swap – Pay variable/receive fixed	–	–	–	–	$ 250	–	250	14
Average rate paid – Rate B plus 2.27%
Fixed rate received – USD rate	–	–	–	–	8.0%	–	8.0%
Interest rate swap – Pay variable/receive fixed	–	–	–	–	–	$ 445	445	18
Average rate paid – Rate B plus 1.01%
Fixed rate received – USD rate	–	–	–	–	–	7.3%	7.3%
Interest rate swap – Pay variable/receive fixed	–	–	–	–	1,500	–	1,500	66
Average rate paid – Rate B plus 0.63%
Fixed rate received – USD rate	–	–	–	–	5.5%	–	5.5%
Interest rate basis swap	–	–	–	–	–	500	500	1
Average rate paid – Rate C
Average rate received – Rate A minus 0.06%

Rate A – one-month U.S. LIBOR
Rate B – three-month U.S. LIBOR
Rate C – U.S. commercial paper

Interest Rate Sensitivity as of January 31, 2001
Principal (Notional) Amount by Expected Maturity
Average Interest (Swap) Rate

(Amounts in millions)	2002	2003	2004	2005	2006	Thereafter	Total	Fair value 1/31/01
Liabilities
U.S. dollar denominated long-term debt including current portion
Fixed rate debt	$4,223	$ 1,126	$ 809	$ 1,926	$ 750	$ 6,229	$ 15,063	$ 15,596
Average interest rate – USD rate	6.8%	6.8%	6.9%	6.9%	6.9%	6.9%	6.9%
Great Britain pound denominated Long-term debt including current portion
Fixed rate debt	11	236	–	–	–	1,425	1,672	1,670
Average interest rate	8.4%	8.4%				7.2%	7.2%
Interest Rate Derivative Financial
Instruments Related to Debt
Interest rate swap – Pay variable/receive fixed		500	–	–	–	–	500	28
Average rate paid – Rate A
Fixed rate received – USD rate		6.9%	–	–	–	–	6.9%
Interest rate swap – Pay variable/receive fixed	59	63	68	72	78	41	381	17
Average rate paid – Rate B
Fixed rate received – USD rate	7.0%	7.0%	7.0%	7.0%	7.0%	7.0%	7.0%
Interest rate basis swap						500	500	0
Average rate paid – Rate C
Average rate received – Rate A minus 0.06%

Rate A – one-month U.S. LIBOR minus 0.15%
Rate B – 30-day U.S. dollar commercial paper non-financial
Rate C – U.S. commercial paper

The Company holds currency swaps to hedge its net investment in the United Kingdom. The following tables provide information about our cross-currency interest rate swap agreements by functional currency, and presents the information in United States dollar equivalents. For these instruments the tables present notional amounts, exchange rates and interest rates by contractual maturity date.

Foreign Currency Exchange Rate Sensitivity as of January 31, 2002
Principal (Notional) Amount by Expected Maturity

(Amounts in millions)	2003	2004	2005	2006	2007	Thereafter	Total	Fair value 1/31/2002
Currency Swap Agreements
Payment of Great Britain pounds
Notional amount	–	–	–	–	–	$ 1,250	$ 1,250	$ 192
Average contract rate	–	–	–	–	–	0.6	0.6
Fixed rate received – USD rate	–	–	–	–	–	7.4%	7.4%
Fixed rate paid – Great Britain pound rate	–	–	–	–	–	5.8%	5.8%
Payment of Canadian dollars
Notional amount	–	–	–	–	–	325	325	8
Average contract rate	–	–	–	–	–	1.5	1.5
Fixed rate received – USD rate	–	–	–	–	–	5.6%	5.6%
Fixed rate paid – Canadian dollar rate	–	–	–	–	–	5.7%	5.7%

Foreign Currency Exchange Rate Sensitivity as of January 31, 2001
Principal (Notional) Amount by Expected Maturity

(Amounts in millions)	2002	2003	2004	2005	2006	Thereafter	Total	Fair value 1/31/2001
Currency Swap Agreements
Payment of German Deutschemarks
Notional amount	–	$ 1,101	–	–	–	–	$ 1,101	$ 186
Average contract rate	–	1.8	–	–	–	–	1.8
Fixed rate received – USD rate	–	5.8%	–	–	–	–	5.8%
Fixed rate paid – DEM rate	–	4.5%	–	–	–	–	4.5%
Payment of German Deutschemarks
Notional amount	–	–	$ 809	–	–	–	809	180
Average contract rate	–	–	1.7	–	–	–	1.7
Fixed rate received – USD rate	–	–	5.2%	–	–	–	5.2%
Fixed rate paid – DEM rate	–	–	3.4%	–	–	–	3.4%
Payment of Great Britain pounds
Notional amount	–	–	–	–	–	$ 4,750	4,750	659
Average contract rate	–	–	–	–	–	0.6	0.6
Fixed rate received – USD rate	–	–	–	–	–	7.0%	7.0%
Fixed rate paid – Great Britain pound rate	–	–	–	–	–	6.1%	6.1%
Payment of Canadian dollars
Notional amount	–	–	–	$ 1,250	–	–	1,250	57
Average contract rate	–	–	–	1.5	–	–	1.5
Fixed rate received – USD rate	–	–	–	6.6%	–	–	6.6%
Fixed rate paid – Canadian dollar rate	–	–	–	5.7%	–	–	5.7%

During the fourth quarter of fiscal 2002, the Company terminated certain cross currency instruments that hedged portions of the Company’s investments in Canada, Germany and the United Kingdom. The instruments terminated had notional amounts of $6.7 billion. The Company received $1.1 billion in cash related to the fair value of the instruments at the time of the terminations. Prior to the terminations, these instruments were classified as net investment hedges and were recorded at fair value as current assets on the balance sheet with a like amount recorded in the shareholders’ equity section of the balance sheet in line "other accumulated comprehensive income." No gain related to the terminations was recorded in the Company’s income statement.

We routinely enter into forward currency exchange contracts in the regular course of business to manage our exposure against foreign currency fluctuations on cross-border purchases of inventory. These contracts are generally for durations of six months or less. At January 31, 2002 and 2001, we held contracts to purchase and sell various currencies with notional amounts of $118 million and $292 million, respectively, and net fair values of $0 and $6 million, respectively. The fair values of the currency swap agreements are recorded in the consolidated balance sheets within the line "other assets and deferred charges."

On February 1, 2001, we adopted SFAS 133 pertaining to the accounting for derivatives and hedging activities. SFAS 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes accounting treatment for three types of hedges: hedges of changes in the fair value of assets, liabilities, or firm commitments; hedges of the variable cash flows of forecasted transactions; and hedges of foreign currency exposures of net investments in foreign operations. At the date of adoption, the majority of our derivatives were hedges of net investments in foreign operations, and as such, the fair value of these derivatives had been recorded on the balance sheet as either assets or liabilities and on the balance sheet in other accumulated comprehensive income under the previous accounting guidance. As the majority of our derivative portfolio had already been recorded on the balance sheet, adoption of SFAS 133 did not materially impact our Consolidated Financial Statements taken as a whole. However, certain swap cash flows amounting to $86 million in fiscal 2002, which would have been recorded in the income statement under the previous accounting guidance, were recorded on the balance sheet in other accumulated comprehensive income. In fiscal 2001, prior to the adoption of SFAS 133, the Company recorded $112 million of earnings benefit in the income statement from the receipt of similar cash flows. Under Statement 133, cash flows from fixed to variable interest rate swaps continue to be recorded in the interest expense line of the income statement. For fiscal 2002, the effects of fixed to variable interest rate swaps reduced interest expense by $62 million. Management is uncertain of the future impacts of the Company’s fixed to variable interest rate swaps on interest expense.

With the adoption of SFAS 133 and the termination of a significant portion of Company’s net investment hedges, the Company is currently reevaluating its hedging strategy regarding its net investment in overseas operations.